Exhibit 10.1

Amendment of Commercial Rifle MOU (the “Agreement” or the “Amendment”)

Effective Date: May 1, 2013

Preamble: In order to preserve continuity of business beneficial to both companies, Colt Defense LLC (“Colt Defense” or “CD”) and Colt’s Manufacturing LLC (“CMC”) wish to extend the current commercial sales relationship for a period of time necessary to conclude a more permanent agreement governing the sale of Colt Defense rifles in the commercial market.

The Original MOU remains in effect with the following changes:

1.             Term.  The Original MOU is extended through December 31, 2013.  After that date, either party may terminate the Agreement (the original MOU as amended by this Amendment) without cause on not less than 90 days written notice to the other.  Unless terminated by either party giving at least 90 days notice to the other, the Agreement shall continue in force on a month-to-month basis after December 31, 2013, subject to either party having a right to terminate on not less than 90 days prior written notice.  If either New Colt Holding Corp. or CMC enter into a definitive agreement to sell the business to a third party, CD shall have the right to terminate this agreement and cease supplying Rifles on 60 days prior written notice.  For the avoidance of doubt, a financing that does not involve (a) a change of control or (b) a competitor of CD shall not be deemed to be selling the business to a third party referred to above.

2.             Law Enforcement Sales.  Commencing as of May 1, 2013: (a) CD will pay CMC 5% of the distributor price of each Colt rifle shipped to law enforcement distributors, except for rifles as to which CD can provide proof that the rifle actually was sold by the distributor to a law enforcement agency.  Such payment or proof shall not be required with respect to any rifle drop shipped by Colt Defense to a law enforcement agency; and (b) CD may not directly sell “commercial” non-military Rifles under the Colt brand to individual law enforcement officers, first responders and military personnel.

3.             Audit Rights.  CMC shall have audit rights with respect to CD to confirm the amount and value of Colt rifles shipped by CD, after April 30, 2013, by customer, to distributors and to law enforcement agencies and to confirm that CD has not breached Section 2.  CD shall have audit rights with respect to CMC’s sale of Rifles after April 30, 2013 and the payment to CD of amounts owed arising from such sales.  Each side will hold all information disclosed during the audit confidential and will use it only for purposes of the audit and the confidential enforcement of this Agreement.  Audits will be conducted by an independent third party (it being agreed that Almeda Corp. is not an independent third party).The party seeking to audit the other shall bear the cost of the audit and shall give not less than 30 days prior written notice of the audit, and during the course of the audit shall not disrupt the business and operations of the party being audited. A party being audited by the other pursuant to this paragraph will cooperate with the auditor(s) in good faith.

4.             Product Service.  The parties will confer in good faith and arrive at a formula for the equal division of the actual average costs associated with customer service and product service work on all Rifles produced by CD beginning May 1, 2013, and CD will reimburse CMC for its share; or alternatively, the parties can mutually agree that CD will assume responsibility for product service with respect to Rifles produced by CD. In the event that the Parties are unable to reach agreement within 30 days of the commencement of good faith discussions, the determination of actual average costs shall be determined by a mutually agreeable party, whose determination shall be final and binding.

5.             Indemnity.  In addition to all other rights of indemnification they may have, CD, for itself, its successors and assigns, shall indemnify and hold CMC harmless from any and all foreseen and unforeseen liabilities to third parties, including any claim, damage, loss, expense or other injury (including reasonable attorney’s fees and other fees and costs) (collectively, “Losses”), arising during or after the term of this Agreement in any way arising out of CD’s activities hereunder, including, without limitation, any actual or alleged (i) breach or violation by CD of this Agreement; (ii) defect in any Rifle sold pursuant to this Agreement, or its packaging, whether latent or patent, including failure of a Rifle or its packaging, distribution, promotion, sale or exploitation to meet any Federal, state or local laws or standards; (iii) claim by any and all employees or subcontractors permitted by CD to produce or participate in the production of the Rifles; and (iv) improper reproduction or use of CMC’s trademarks or of any copyright, service mark, confidential information and privacy, publicity or other rights.

CMC, for itself, its successors and its assignees, agrees to indemnify and hold CD harmless from and against any and all foreseen and unforeseen Losses, arising during or after the term of this Agreement in any way arising out of or connected with a claim that CD’s use of any CMC or New Colt Holding Corp. trademark infringes on the rights of any other party or any actual or alleged breach or violation by CMC of this Agreement.

Each party shall give the other party prompt written notice of any claim that is, or, is reasonably likely to become an indemnification obligation under this Section 5 (each, a “Claim”). The failure to give such notice in a timely fashion shall not reduce the indemnification obligations of the party required to provide indemnity under this Section 5 (the “Indemnifying Party”), except where such failure is on the part of the party entitled to receive indemnification (the “Indemnified Party”), and such failure prejudices the defense to be provided by the Indemnifying Party in a material respect. The Indemnifying Party shall provide and control, at its own expense, and with counsel of its choosing, the defense of all Claims. Should the Indemnifying Party refuse or fail to defend a Claim, then the Indemnified Party shall choose counsel and control the defense of such Claim, at the expense of the Indemnifying Party. Should the Indemnifying Party timely assume the defense of a Claim, the Indemnified Party may, at its option, participate in such defense, with counsel of its own choosing and at its own expense. Neither party may settle or compromise a Claim without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

CMC and Colt Defense will each furnish proof of $5 million of insurance coverage.

6.             Management of Commercial Sales Channel.  CD shall use commercially reasonable efforts to sell Rifles and will continue to manage the commercial sales channel for its rifles, including marketing, advertising, and payment of representatives.  Allocation of rifles will be the responsibility of Colt Defense.

7.             Quality Approvals.  CD will use commercially reasonable efforts to protect the integrity of the Colt brand and its image in the marketplace. The CEOs of CD and CMC will communicate on a regular basis with respect to such protection.  In addition to all of New Colt Holding Corp’s rights under the License Agreement of December 19, 2003, CMC’s purchases of any Rifle under this Agreement shall be in accordance with applicable law, including the UCC.

8.             Amendment to Certain Other Agreements.  The Intercompany Services Agreement and the sublease between CMC and CD are hereby extended on the same terms and conditions until March 31, 2014.

9.             Other Brands.  CD or its subsidiaries or affiliates will give CMC at least 60 days prior notice before advertising, marketing, or selling a Rifle in the U.S. commercial market under any brand other than Colt.

10.          Sales prior to May 1, 2013.  CD waives all rights to payments under the original MOU based on sales by CMC of Rifles not manufactured by CD for the Term of the original MOU. CMC waives all right to payments from CD based on sales by CD outside the markets permitted to it under the License Agreement of December 19, 2003, and the original MOU, for the period up to and including April 30, 2013.

11.          Other.  “Rifles” as used in the Agreement are limited to firearms built on an AR-15 platform.  Unless otherwise expressly defined herein, terms shall have the meanings ascribed to them in the original MOU. In the event of a conflict between the terms of this Amendment and the original MOU, the terms of this Amendment shall control. Nothing in this Amendment shall be deemed to restrict, limit or otherwise narrow the rights and remedies of New Colt Holding Corp. under the License Agreement, dated as of December 19, 2003.  This Amendment together with the original Commercial Rifle MOU are each legally binding and enforceable agreements of each party hereto.

Agreed to this 26th day of April, 2013.

COLT DEFENSE LLC		COLT’S MANUFACTURING COMPANY LLC

By:	/s/ Gerald Dinkel	By:	/s/ Dennis Veilleux
	Gerald Dinkel		Dennis Veilleux
	CEO		CEO

NEW COLT HOLDING CORP.

By:	/s/Donald Zilkha
Name: Donald Zilkha